UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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KinerjaPay Corp.

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

OF

KINERJAPAY CORP.

Multatuli, No. 8A, Clyde Road

Medan, Indonesia, 20151

+62-819-6016-168

To the Holders of Common Stock and Preferred Stock:

This Information Statement (“Information Statement”) has been filed with the Securities and Exchange Commission Stock”) by KinerjaPay Corp., a Delaware corporation (the “Registrant” or “Company”) pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is being furnished to the holders of the Company’s outstanding shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and outstanding shares of the several series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The purpose of this Information Statement is to notify holders of our Common Stock and Preferred Stock (the “Common Stockholders” and “Preferred Stockholders,” respectively) as of December 31, 2019, that in lieu of a meeting of stockholders entitled to vote, the Company received, the written consent of the Company’s Board of Directors and the holder of a majority of the Company’s shares of voting capital stock, consisting of our Chief Executive Officer and Sole Director, owner of 1,266,667 shares of Common Stock and 500,000 shares of Series B Preferred Stock (the “Majority Consenting Stockholder”). The Series B Preferred Stock has the right to vote in the aggregate, on all shareholder matters, votes equal to 51% of the total common stockholder vote on any and all shareholder matters submitted to the vote of holders of the Company’s voting capital stock. As of the close of business on December 30, 2019, the day prior to filing this Information Statement with the SEC, the Company had 103,709,986 shares of Common Stock outstanding. The Series B Preferred Stock will be entitled to this 51% voting right no matter how many shares of Common Stock or other voting stock of the Company voting stock is issued and outstanding in the future. Mr. Edwin Witarsa Ng, our CEO and sole director, is the record and beneficial holder of all of the 500,000 outstanding shares of Series B Preferred Stock and 1,266,667 shares of Common Stock. As a result of Mr. Ng’s right to vote his Series B Preferred Stock equal to 52,892,092 votes plus his existing ownership of 1,266,667 shares of Common Stock, Mr. Ng (the “Majority Consenting Stockholder”), has approximately 52.22% of the total voting power of all issued and outstanding voting shares of capital stock of the Company. The Majority Consenting Stockholder, together with the consent of the Company’s Board of Directors, represented by Mr. Ng as sole director, have authorized by their joint consent dated December 30, 2019 (the “Joint Written Consent”), a copy of which is attached as Exhibit A hereto, the following corporate action:

● to authorize the implementation of a reverse stock split of the issued and outstanding shares of Common Stock, including shares of Common Stock reserved for issuance, in a ratio and at a time and date to be determined by the Company’s Board of Directors, not to exceed a one-for-one hundred (1:100) basis (the “Reverse Split”) within three hundred sixty five (365) days from the date of the filing of the Definitive 14C with the SEC (the “Reverse Split”), without affecting, in any way, the Company’s authorized shares of Common Stock or Preferred Stock;

On December 30, 2019, the Board of Directors of the Company (the “Board”) with the consent of the Majority Consenting Stockholder, the holder of 1,266,667 shares of Common Stock and the 500,000 shares of Series B Preferred Stock having the power to vote 52,892,092 votes with respect to the Common Stock, have authorized and granted the Board the right to implement the Reverse Split within the time period not to exceed three hundred sixty five (365) days and at a ratio to be determined by the Company’s Board of Directors, not to exceed a one-for-one hundred (1:100) basis (the “Corporate Action”). The Corporate Action by Joint Written Consent in lieu of a meeting was done in accordance with Section 242 of the Delaware General Corporation Law (“DGCL”). Accordingly, and based upon the Joint Written Consent of the Majority Consenting Stockholders and Board of Directors, your consent is not required and is not being solicited in connection with the approval of the Corporate Action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board of Directors believes that all of the holders of the Company’s Common Stock and Preferred Stock will benefit from this Corporate Action because after the implementation of the Reverse Split, at a time and a rati to be determined by the Board of Directors, the Company shall have available a sufficient number of authorized but unissued and unreserved shares of Common Stock to be able to secure new equity and debt financing as well as provide the Company with greater flexibility in pursuing potential acquisitions and other opportunities to expand and grow its business, although there can be no such assurance that such efforts will be successful. Reference is made to the discussion under “Purpose And Effect Of Increasing The Number Of Authorized Shares” below.

INTRODUCTION

Section 242 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

In accordance with the foregoing, we will mail the Definitive Information Statement regarding the proposed Corporate Action to the Common Stockholders and Preferred Stockholders on or about January __, 2020.

This Information Statement contains a brief summary of the material aspects of the Corporate Action approved by the Board of Directors (the “Board”) of the Company and the holder of Series B Preferred Stock, who have voting rights together with the Common Stockholders. Mr. Edwin Ng, our CEO, sole director and the sole holder of our Series B Preferred Stock described below, has executed the Joint Written Consent as the Majority Consenting Stockholder.

SERIES B VOTING PREFERRED STOCK

On December 17, 2018, the Company amended its Certificate of Incorporation by filing a Certificate of Designations, Preferences and Rights to authorize 500,000 shares of Series B Preferred Stock, par value of $0.0001, all of which were issued to the person set forth on the Joint Written Consent as the holder of all of the Series B Preferred Stock. The Series B Preferred Shares have the right to vote in the aggregate, on all shareholder matters votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series B Preferred Stock will be entitled to this 51% voting right no matter how many shares of common stock or other voting capital stock of the Company is issued and outstanding in the future.

As of December 30, 2019, the last trading day prior to the filing with the SEC of this Information Statement, there were outstanding (i) 103,709,986 shares of our Common Stock, and (ii) 500,000 shares of our Series B Preferred. Based upon the 103,709,986 shares of Common Stock outstanding, the Series B Preferred Stockholder is entitled to vote and has, in fact, voted in favor of the Corporate Action casting 52,892,093 affirmative votes based upon his ownership of the Series B Preferred Stock. In addition, Mr. Ng, the Series B Preferred Stockholder, also owns an aggregated of 1,266,667 shares of Common Stock and collectively, the Majority Consenting Stockholder’s affirmative vote represented 54,587,760 voting shares or 52.22% of the total voting capital stock of the Company as of December 30, 2019, the date of the joint Written Consent.

ACTION TO BE TAKEN

The Reverse Split will not become effective until such time and date as the Board of Directors shall determine to approve the Reverse Split, including the effective date and ratio, the filing of an Amended Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware following which the Company must make application to FINRA for approval of the Reverse Split.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AFFECT A REVERSE STOCK SPLIT

On December 30, 2019, the Board and the Majority Consenting Stockholders executed the Joint Written Consent, approving the filing of a Certificate of Amendment to affect a Reverse Split of our outstanding Common Stock not to exceed a one-for-one hundred (1:100) basis within three hundred sixty five (365) days from the date of the filing of the Definitive 14C with the SEC, a copy of which is attached hereto as Exhibit A.

The Reverse Split of the issued and outstanding shares of Common Stock also includes shares of Common Stock reserved for issuance related to our convertible notes outstanding. The Board of Directors decided that it is in the best interests of the Company and its stockholders to extend the time to determine the ratio and timing of the Reverse Split in order to: (i) evaluate the success of its capital raising efforts; and (ii) the growth of its operations during the period.

Material Terms and Effects of the Reverse Split

As of December 30, 2019, there were issued and outstanding (i) 103,709,986 shares of our Common Stock, and (ii) 500,000 shares of our Series B Voting Preferred Stock entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Super Voting Preferred Stock then outstanding.

Based upon the 103,709,986 shares of Common Stock issued and outstanding, the Series B Voting Preferred Stockholder is entitled to vote and have, in fact, voted in favor of the Corporate Action casting 52,892,093 affirmative votes. In addition, the Series B Voting Preferred Stockholder also owns 1,266,667 shares of Common Stock and as the Majority Consenting Stockholder, cast his affirmative vote representing 54,587,760 voting shares or 52.22% of the total voting capital stock of the Company as of the Record Date.

In the event that the Board of Directors implements a one-for one hundred (1:100) Reverse Split, the maximum authorized by the Joint Written Consent, of which there can be no assurance, there will approximately 1,037,100 shares of Common Stock issued and outstanding, based upon the number of outstanding shares of Common Stock on December 30, 2019. This does not include any shares that may be issued in connection with the conversion of outstanding convertible notes or convertible notes and other shares of Common Stock that may be issued prior to the implementation of the reverse Split, which number cannot be determined at present. Nevertheless, the Company expects that additional shares of Common Stock will be issued for various corporate purposes prior to the implementation of the Reverse Split, which is subject to FINRA approval, including but not limited to:

●	conversion of convertible securities;
●	retiring convertible debt;
●	investment opportunities;
●	stock dividends and/or other distributions;
●	future financings and other corporate purposes; and
●	future acquisitions, among other purposes.

Notwithstanding the foregoing, the Company has no present plans, nor has it engaged in any negotiations, that could result in the issuance of authorized but unissued shares of Common Stock after the implementation of the Reverse Split.

The Board of Directors believes that the Reverse Split will affect all holders of shares of Common Stock and shares of Common Stock underlying convertible notes equally but will not affect the outstanding shares of our Series B Voting Preferred Stock or the authorized shares of Common Stock. The Company believes that the Reverse Split will benefit all stockholders, as without the Reverse Split, the Company in all likelihood will have difficulties if and when it seeks to raise additional capital for which there can be given no assurance.

However, the reduction in the number of outstanding shares of Common Stock following implementation of the Reverse Split, if implemented, could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Split will result in a proportionate increase or, for that matter, any increase, in the price of the shares of Common Stock subject to quotation on the OTC Market.

Any new shares issued following the Effective Date of the Reverse Stock will be fully-paid and non-assessable shares. On the Effective Date of the Reverse Split, the number of stockholders will remain unchanged because those stockholders who would otherwise receive only be entitled to receive a fractional share will receive a number of shares rounded up to the third whole integer in such a manner that every stockholder shall own at least 100 shares as a result of the Reverse Split.

The Reverse Split will not change the number of authorized shares of Common Stock or the par value of our Common Stock, which will continue to be $0.0001per share. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders’ equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

On December 30, 2019, the date immediately preceding the filing of this Information Statement on Schedule 14C, the closing price of our shares on the OTCQB Market was $0.03 and the total market value was approximately $3,111,300 based on the 103,709,986 outstanding shares of Common Stock.

The Board of Directors believes that a Reverse Split should, at least initially, increase the price of our shares of Common Stock to approximately $3.00 per share, in the event that our Board of Directors elected to implement the maximum reverse based on a one-for-one hundred (1:100) ratio. Our stockholders should understand that as of the date of this Information Statement, our Board has not determined the ratio of the Reverse Split nor the date that the reverse will be implements. Nevertheless, the Joint Written Consent provides that the Reverse split, if implemented, must be within three hundred sixty-five (365) days from the date of the filing with the SEC of the Definitive 14C.

While the Reverse Split will not increase to total market value of our Common Stock, the Board of Directors believes that the increase in our share price, which increase may not necessarily be sustained, should make our shares more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to Company’s operations. Upon implementation of the Reverse Split and decrease the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the profitability of our business operations.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Split outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split. The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board determined that amending our Articles of Incorporation to implement the Reverse Split is in our best interests and that of our stockholders.

The Certificate of Amendment to our Certificate of Incorporation will implement the Reverse Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA (the “Effective Date”), which may also change our symbol on the OTC Market from “KPAY” to “KPAYD” for a period of twenty (20) business days following the Effective Date to indicate to the brokerage and investment community that the Reverse Split has occurred.

Except for the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed Reverse Split would not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of the reverse, which will be subject to the determination of our Board of Directors. However, a Reverse Split would affect all stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Split shall involve in the rounding up of any fractional shares up to the next whole number of shares, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split. Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects.

Upon the Effective Date of the Reverse Split, the Company is expected to have sufficient additional available for issuance from time to time for business purposes as reasonably determined by the Board of Directors, including for use in capital-raising transactions and the acquisitions related businesses, among other purposes consistent with our current business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, declare stock dividends, to make acquisitions using shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Split could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Split have been prompted by business and financial considerations as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Corporation.

Accounting Matters

The Reverse Split would not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Split, the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company’s available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without the engagement of third parties.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company’s transfer agent will adjust the record books of the company to reflect the Reverse Split as of the Effective Date of the Reverse Split. New certificates will not be mailed to stockholders.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below.

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders. Our company should not recognize gain or loss as a result of the reverse stock split.

Effects of Authorization of Preferred Stock

Our Authorized Capital Stock enables us to issue additional preferred stock from time to time, in one or more classes or series, having such designations, preferences, privileges and rights as the Board of Directors may determine. Our Board may determine to authorize as may be required for proper business purposes, including, among others, raising additional capital for ongoing operations, establishing strategic relationships with corporate partners and acquiring or investing in complementary businesses or products.

Although authorization of Preferred Stock is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any instruments or the Articles of Incorporation, as amended, or the Bylaws of the Company in effect on the date of this Information Statement, the Company’s stockholders should note that the availability of authorized and unissued shares Preferred Stock could make any attempt to gain control of the Company or the Board more difficult or time consuming and that the availability of additional authorized and unissued Authorized Capital might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of additional Preferred could be issued by the Board to dilute the percentage of voting rights owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board. Further, while the Board of Directors has no plan to issue any new shares of Preferred Stock, it does believe that having available shares of Preferred Stock for issuance in the future in connection with any proper business purpose will result in a better capital structure to grow our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock of our Company as of November 25, 2019, the Record Date, that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The business address of each beneficial owner listed is in care of Multatuli, No. 8A Clyde Road, Medan, Indonesia, 20151, unless otherwise noted. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse.

As of December 30, 2019, we had 103,709,986 shares of Common Stock and 500,000 shares of Series B Preferred Stock outstanding.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)	Shares of Series B Preferred Stock Held (2)	Percentage of Series B Preferred Held	Number and Percentage of Total Voting Shares
Edwin Witarsa Ng	1,266,667	1.22%	500,000	100%	54,587,760 or 52.22%
Windy Johan, CFO	0	0.00%	0	0%	0 or 0%
Director and Officers (2 people)	1,266,667	1.22%	500,000	100%	54.587.760 or 52.22%

(1)	Applicable percentage ownership is based on 103,709,986 shares of Common Stock outstanding as of December 30, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of June 18, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The 500,0000 shares of Series B Preferred Shares held by Edwin Witarsa Ng have the right to vote in the aggregate, on all shareholder matters votes equal to 51% of the total shareholder vote on any and all shareholder matters. The Series B Preferred Stock will be entitled to this 51% voting right, representing at present 52,892,093 votes based on the 103,709,986 shares of Common Stock outstanding, no matter how many shares of Common Stock or other voting stock of the Company’s stock are issued and outstanding in the future.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will also provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors:

KinerjaPay Corp.

Multatuli, No. 8A Clyde Road

Medan, Indonesia, 2015111825

Date: January 9, 2020

By:	/s/ Edwin W. Ng
Edwin W. Ng, Chief Executive Officer

Exhibit A

JOINT WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

AND

MAJORITY CONSENTING STOCKHOLDERS

OF

KINERJAPAY CORP.

December 30, 2019

The undersigned, being the sole member of the Board of Directors of KinerjaPay Corp., a Delaware corporation (the “Corporation”), acting together with the written consent of the holders (the “Majority Consenting Stockholders”) of a majority of the outstanding shares of the Corporation’s common stock, par value $0.0001 (the “Common Stock”) and the holder of all of the outstanding shares of Series B Preferred Stock, acting pursuant to the authority granted by Section 242 of the Delaware General Corporation Law (“DGCL”), do hereby adopt the following resolutions as of this 30th day of December 2019.

WHEREAS, the Corporation’s Board of Directors has determined to change Article IV of the Corporation’s Certificate of Incorporation with respect to the Corporation’s Capital Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article IV as follows:

FOURTH: The Corporation shall be authorized to implement a reverse stock split of the outstanding shares of Common Stock, including shares of Common Stock reserved for issuance, in a ratio and at a time and date to be determined by the Company’s Board of Directors, not to exceed a one-for-one hundred (1:100) basis (the “Reverse Split”) within three hundred sixty five (365) days from the date of the filing of the Definitive 14C with the SEC (the “Reverse Split”), without affecting, in any way, the Company’s authorized shares of Common Stock or Preferred Stock;

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Consenting Stockholders shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the Majority Consenting Stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED, that the undersigned members of the Corporation’s Board of Directors and the Majority Consenting Stockholders of the Corporation, hereby authorize, ratify and approve the forgoing actions pursuant to the provisions of the DGCL and thereby direct that this Joint Written Consent of the Board of Directors and Majority Consenting Stockholders be filed with the minutes of the meetings of the Corporation.

As of December 30, 2019, the Record Date, there were outstanding (i) 103,709,986 shares of our Common Stock, and (ii) 500,000 shares of our Series B Preferred Stock. Based upon the 103,709,986 shares of Common Stock outstanding, the Series B Preferred Stockholder is entitled to vote and has, in fact, voted in favor of the Corporate Action casting 52,892,093 affirmative votes. In addition, the Series B Preferred Stockholder also owns an aggregated of 1,266,667 shares of Common Stock and collectively, the Majority Consenting Stockholder’s affirmative vote represented a total of 54,587,760 voting shares or 52.22% of the total voting capital stock of the Company as of December 30, 2019, the date of the Joint Written Consent.

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as duly authorized actions of the Corporation. This Joint Written Consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent effective as of the 25th day of November 2019.

/s/ Edwin Witarsa Ng
Edwin Witarsa Ng., Chairman

MAJORITY CONSENTING STOCKHOLDERS

Name	Shares of Series B Preferred Stock	Shares of Common Stock	Voting Capital Stock (1)
/s/ Edwin Witarsa Ng	500,000 shares	1,266,667 shares	54,587,760 or 52.22%
Total	500,000 shares	1,266,667 shares	54,587,760 or 52.22%

(1) Applicable percentage ownership is based on total voting shares and 103,709,986 shares of our Common Stock outstanding, and (ii) 500,000 shares of our Series B Preferred. Based upon the 103,709,986 shares of Common Stock outstanding, the Series B Preferred Stockholder is entitled to vote and has, in fact, voted in favor of the Corporate Action casting 52,892,093 affirmative votes. In addition, the Series B Preferred Stockholder also owns 1,266,667 shares of Common Stock and collectively, the Majority Consenting Stockholder’s affirmative vote represented 54,587,760 voting shares or 52.22% of the total voting capital stock of the Company as of December 30, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of December 30, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Exhibit B

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

KinerjaPay Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of KinerjaPay Corp. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholders of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“FOURTH: The Corporation shall be authorized to implement a reverse stock split of the outstanding shares of Common Stock, including shares of Common Stock reserved for issuance, in a ratio and at a time and date to be determined by the Company’s Board of Directors, not to exceed a one-for-one hundred (1:100) basis (the “Reverse Split”) within three hundred sixty five (365) days from the date of the filing of the Definitive 14C with the SEC (the “Reverse Split”), without affecting, in any way, the Company’s authorized shares of Common Stock or Preferred Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holders of a majority of the shares of common of said Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this ___ day of ________ 2020.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chairman